Exhibit 99.1

PRESS RELEASE

CVS Health Announces Leadership Appointments

Prem Shah named Group President, CVS Health; Steve Nelson named President, Aetna

WOONSOCKET, RI (November 6, 2024) – CVS Health (NYSE: CVS) today announced Prem Shah will be Group President, and will continue to report to David Joyner, President and Chief Executive Officer. In addition, the company announced the appointment of Steve Nelson as President, Aetna, and he will also report to Joyner. Both appointments are effective today.

As Group President, Shah will be responsible for the operational performance and integrated value creation across CVS Caremark, CVS Pharmacy, and the company’s Health Care Delivery businesses.

Shah joined CVS Health in 2013 and has held leadership positions in the pharmacy benefit management, specialty pharmacy, and pharmacy businesses. He was most recently Executive Vice President and Chief Pharmacy Officer, CVS Health and President, Pharmacy and Consumer Wellness, with oversight and responsibility for the company’s omnichannel pharmacy strategy. Prior to his most recent role, Shah held several senior leadership positions at CVS Health where he provided strategic oversight of pharmacy functions.

“Prem is a strong operator and innovator with deep experience across our businesses, and in his role, he will help me and the rest of our leadership team drive improvements in our financial and operational performance across our company,” said Joyner. “I am confident in the future of our integrated model, and that Prem and Steve’s leadership will help further position us to deliver greater value from our integrated business model.”

Nelson has deep experience leading several managed care and health care delivery companies, and most recently served as Chief Executive Officer of ChenMed, a leading value-based primary care company. He is also a former Chief Executive Officer of UnitedHealthcare, a $200 billion division of UnitedHealth Group. During his tenure at UnitedHealth Group, Nelson held several leadership roles leading UnitedHealthcare’s Commercial and Government businesses to significant improvements in growth, profitability, employee engagement and culture, and customer satisfaction.

“Steve is an industry veteran who has successfully led multiple segments of a diverse managed care company and driven innovation and growth throughout his career,” said Joyner. “I will work closely with him and the team, building upon and accelerating the plan to advance Aetna forward.”

About CVS Health

CVS Health® is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues — including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health — whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system — and their personal health care — by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.